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                                                                   EXHIBIT 10.36

                 AMENDMENT EFFECTIVE AS OF SEPTEMBER 19, 1991
                         TO OCTOBER 18, 1990 AGREEMENT
                 --------------------------------------------

     This Agreement between Champion International Corporation, a New York corporation (the "Company"), and Richard L. Porterfield (the "Executive") is effective as of September 19, 1991.

     WHEREAS, the Company and the Executive entered into an Agreement dated October 18, 1990 (the "Agreement") relating to the employment of the Executive by the Company; and

     WHEREAS, The Company and the Executive wish to amend the Agreement in order to (1) provide that any benefits thereunder which constitute "parachute payments" for Federal tax purposes be paid in an amount the net effect of which is intended to result in the Executive receiving "parachute payments" from all sources equal to the greater of (i) the total of the "parachute payments" from all sources, less income taxes and any Federal excise tax thereon, and (ii) the maximum amount of "parachute payments" that can be paid without triggering such Federal excise tax, less income taxes thereon; and (2) expressly allow the Executive to engage the Company's independent consulting actuary to assist in "parachute payment" determinations;

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:
1. Paragraph 14 of the Agreement is hereby amended in its entirety to read as follows:
     "14. Parachute Tax
          -------------
(a) Except in the specific circumstance hereinafter described in this paragraph 14, the Company shall pay to the Executive the full amount to which he is entitled under this Agreement.
     (b)
          (i) If any payments or benefits received or to be received by the Executive under this Agreement, or any other payments or benefits received or to be received by the Executive from the Company or any other person, constitute "parachute payments" within the meaning of Section 280G(b)(2) or any successor provision of the Code (such payments or benefits being hereinafter referred to as the "Parachute Payments"), and
          (ii) If the aggregate present value of the Parachute Payments from all sources, minus (A) any excise tax imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax") and
     (B) the net amount of federal, state and local income tax on such aggregate present value, would be less than the maximum amount of Parachute Payments from all sources that can be paid without triggering the Excise Tax, after deduction of the net amount of federal, state and local income tax on such maximum amount, then

          (iii) the Parachute Payments to be paid by the Company to the Executive under this Agreement shall be reduced to a lump sum amount (if any) such that the aggregate present value of the Parachute Payments from all sources is equal to the maximum amount of Parachute Payments that can be paid without triggering the Excise Tax.
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         Anything in this subparagraph 14(b) to the contrary notwithstanding, it is understood and agreed that the amount to be paid by the Company to the Executive pursuant to this subparagraph 14(b) in the specific circumstance described herein may be less, but never more, than the amount to which he would otherwise be entitled under this Agreement.
     (c) All matters to be determined pursuant to subparagraph 14(b) including, without limitation, the existence or absence of any Parachute Payments, the aggregate present value of any Parachute Payments, the amount of the Excise Tax (if any), the net amount of federal, state and local income tax (assuming the highest applicable marginal rate in each case), the maximum amount of Parachute Payments that can be paid without triggering the Excise Tax, the amount of any reduction in the Parachute Payments to be paid by the Company to the Executive under this Agreement and the item or items (if any) to be reduced, shall be determined by the Executive or, following his death, his beneficiary or beneficiaries. The specifics of such determination shall be delivered in writing to the Company and to the trustee of the Trust referred to in subparagraph 9(d)(ii) above at the time of the Executive's termination within three years after a Change in Control, or as soon as practicable thereafter, by the Executive or, following his death, his beneficiary or beneficiaries. The reasonable fees and expenses of such tax counsel and financial advisor as may reasonably be called upon to assist the Executive or his beneficiary or beneficiaries in the foregoing determinations shall be paid by the Company. Without limiting the generality of the immediately preceding sentence, the Executive or his beneficiary or beneficiaries may select as such financial advisor Hewitt Associates or such other person or firm as may be serving at the time as the Company's independent consulting actuary."

     2. Except as amended hereby, all of the terms and conditions set forth in the Agreement shall continue in full force and effect without change.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereto, and the Executive has executed this Agreement, all as of September 19, 1991.

                                          CHAMPION INTERNATIONAL CORPORATION
                                          By /s/ Andrew C. Sigler
                                             -------------------------------
                                             Chairman of the Board of Directors
Attest:
/s/ Lawrence A. Fox
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Secretary
                                             /s/ Richard L. Porterfield
                                             ----------------------------------
                                             Richard L. Porterfield


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